Exhibit 99.1

Delek US Announces Sale of Paramount, CA Assets, including the Alt Air Renewable Fuels Facility

Brentwood, Tennessee – March 19, 2018 -- Delek US Holdings, Inc. (NYSE: DK)(“Delek”) announced today that it signed and closed the sale of AltAir Paramount, LLC and Delek’s Paramount, California refining and pipeline assets to an affiliate of Boston based World Energy, LLC. The sale includes all of Delek’s membership interests in AltAir Paramount, LLC which operates a 3,000 barrel per day renewable diesel/ renewable jet fuel facility, Delek’s idled Paramount refinery, and associated pipelines and storage tanks. Based on Delek’s ownership interest in AltAir Paramount, LLC the transaction should result in expected proceeds to Delek of approximately $72.0 million, taking into consideration estimated working capital, Delek US’ portion of the biodiesel tax credit for 2017, and deal costs.
Uzi Yemin, Chairman, President and Chief Executive Officer of Delek said, “We have been focused on deriving value from our non-core assets in California as they are outside of our geographic footprint. This marks the second step in this process following the announced agreement to divest five west coast asphalt terminals for $75.0 million. The Paramount transaction provides additional cash to Delek and should enable us to reduce costs. We continue to evaluate options for our Long Beach and Bakersfield assets. Cash proceeds from this and future transactions could be used in our capital allocation program to return cash to shareholders.”
Vandewater Capital Holdings, the lead investor and controlling shareholder of AltAir Fuels from its inception in 2013 until Delek acquired a controlling stake in October of 2015, brought AltAir from concept to a leading refinery of renewable fuels. Describing AltAir’s track record, Jason Aintabi, Vandewater’s founder, and previous Chairman and CEO of Altair, said, “We are very proud of what we were able to accomplish here. Altair is a globally recognized facility that has helped pioneer an era of impact investment in America’s energy future. Our sustainable fuels are proudly used by the Department of Defense, United Airlines, UPS as well as other prominent companies.”
About Delek US Holdings, Inc.
Delek US Holdings, Inc. is a diversified downstream energy company with assets in petroleum refining, logistics, asphalt, renewable fuels and convenience store retailing. The refining assets consist of refineries operated in Tyler and Big Spring, Texas, El Dorado, Arkansas and Krotz Springs, Louisiana with a combined nameplate crude throughput capacity of 302,000 barrels per day.
The logistics operations consist of Delek Logistics Partners, LP. Delek US Holdings, Inc. and its affiliates also own approximately 63 percent (including the 2 percent general partner interest) of Delek Logistics Partners, LP. Delek Logistics Partners, LP (NYSE: DKL) is a growth-oriented master limited partnership focused on owning and operating midstream energy infrastructure assets.
The convenience store retail business is the largest 7-Eleven licensee in the United States and operates approximately 300 convenience stores in central and west Texas and New Mexico.
Safe Harbor Provisions Regarding Forward-Looking Statements
This press release contains forward-looking statements that are based upon current expectations and involve a number of risks and uncertainties. Statements concerning current estimates, expectations and projections about future results, performance, prospects, opportunities, plans, actions and events and other statements, concerns, or matters that are not historical facts are “forward-looking statements,” as that term is defined under the federal securities laws. These forward-looking statements include, but are not limited to, statements regarding our ability to derive value from our non-core assets in California; the ability to complete the sale of asphalt terminals and other assets to a third party successfully or at all; the amount and use of cash consideration from such transactions; reduction of costs; cash to Delek including working capital, cash proceeds from this and future transactions, cash from biodiesel tax credits and use of cash in our capital allocation program or otherwise; evaluation of other assets; the future return of cash to shareholders, if any; and other factors.

Investors are cautioned that the following important factors, among others, may affect these forward-looking statements. These factors include, but are not limited to: risks and uncertainties related to the ability to successfully integrate the businesses of Delek US and Alon USA Energy, Inc.; risks related to disruption of management time from ongoing business operations due to the integration implementation; the risk that any announcements relating to the integration could have adverse effects on the market price of Delek US' common stock; the risk that the transaction could have an adverse effect on the ability of Delek US and Alon to retain customers and retain and hire key personnel and maintain relationships with their suppliers and customers and on their operating results and businesses generally; the risk that the combined company may be unable to achieve cost-cutting synergies or it may take longer than expected to achieve those synergies; uncertainty related to timing and amount of future share repurchases and dividend payments; risks and uncertainties with respect to the quantities and costs of crude oil we are able to obtain and the price of the refined petroleum products we ultimately sell; gains and losses from derivative instruments; management's ability to execute its strategy of growth through acquisitions and the transactional risks associated with acquisitions and dispositions; acquired assets may suffer a diminishment in fair value as a result of which we may need to record a write-down or impairment in carrying value of the asset; changes in the scope, costs, and/or timing of capital and maintenance projects; operating hazards inherent in transporting, storing and processing crude oil and intermediate and finished petroleum products; our competitive position and the effects of competition; the projected growth of the industries in which we operate; general economic and business conditions affecting the southern United States; and other risks described in Delek US’ filings with the United States Securities and Exchange Commission (the “SEC”), including risks described under the caption “Risks Related to the Business of the Combined Company Following the Mergers” in the Form S-4 (Registration Statement No. 333-216298) filed by Delek Holdco, Inc. (now named Delek US Holdings, Inc.) which was declared effective by the SEC on May 26, 2017.

Forward-looking statements should not be read as a guarantee of future performance or results and will not be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking information is based on information available at the time and/or management's good faith belief with respect to future events, and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. Delek US undertakes no obligation to update or revise any such forward-looking statements, except as required by applicable law or regulation.

Contact:
U.S. Investor / Media Relations Contact:
Keith Johnson
Delek US Holdings, Inc.
Vice President of Investor Relations
615-435-1366